Exhibit 10.1
August 11, 2011
Oussama El-Hilali
6898 Xanthus Lane N
Maple Grove, MN 55311
Dear Oussama:
We are delighted to offer you a position at Carbonite and hope you’ll decide to join us. This letter serves to confirm the terms of our offer of employment:

Position:	SVP Engineering

Status:	Full-time, Regular, Exempt

Reporting to:	David Friend

Compensation:	Base salary of $11,458.33 semi-monthly, which is the equivalent of $275,000 annually, paid in accordance with the Company’s normal payroll procedures. You should note that Carbonite may modify salaries and benefits from time to time as it deems necessary.

All forms of compensation which are referred to in this offer letter are subject to reduction to reflect applicable withholding, payroll and other required taxes and deductions.

Bonus:	You will be eligible for an incentive management bonus consistent with your position and bonus plans for the rest of the management team. The timing and amount of any bonus is subject to the discretion and approval of the Compensation Committee of the Board of Directors. Any bonus for your first year of employment will be pro-rated to reflect the actual number of days worked in that year.

Relocation Allowance:	We are pleased to offer you relocation benefits described in this letter. Subject to your submission of appropriate receipts for such expenses, Carbonite will reimburse you for up to $100,000 of pre-approved relocation expenses for (a) moving and fees related to selling your current residence, and buying a primary residence in the Boston Metro area, including the amount of federal and Massachusetts income tax due, but only to the extent that you are not entitled to a corresponding tax deduction for such expenses; and (b) temporary living expenses in the Boston, Massachusetts area and air travel expenses for air travel between your current residence in Minneapolis and Boston, Massachusetts occurring approximately every two weeks for a period not to extend later than June 30, 2012. Please note that if you are terminated with cause or voluntarily leave Carbonite within twelve months of your relocation, you will be required to repay Carbonite the pro-rata portion of all company-financed or reimbursed relocation assistance.

Benefits:	Appendix A

Responsibilities:	Appendix B

Stock Options:	Options on 80,000 shares of Carbonite’s common stock vesting over four years with 25% vesting on your first anniversary of employment and the balance vesting in equal quarterly installments thereafter. The option exercise price will be equal to the fair market value of Carbonite’s common stock as of the date of grant, as determined by our Board of Directors. All option grants described in this Section are subject to approval by Carbonite’s Board of Directors and the specific terms of the options will be governed by Carbonite’s stock incentive plan and separate option agreement to be entered into by you and Carbonite.

Change of Control:	If during the first twelve months after a Change of Control (as defined in the option agreement) you are terminated without cause or if you voluntarily resign from the company due to “Constructive Termination” (as defined in the option agreement), then your then-unvested options shall vest immediately prior to the termination date.

Severance:	You will be eligible to receive base salary, in a manner consistent with the Company’s normal payroll practices, if you are terminated by the Company without “Cause” (as defined below) for a period equal to the earlier of (i) three months or (ii) the date you secure new employment. The Company will also pay to you an amount equal to three times the monthly amount that the Company paid for your participation in the Company’s health insurance plan during the month immediately preceding your termination date, payable over the three month period after your termination date in accordance with the Company’s normal payroll practices. The Company will not be required to make any of the foregoing payments to you, however, until you execute and return to the Company a release of claims in a form consistent with that utilized by the Company for its employees generally, and all time periods for revoking such release have lapsed.

“Cause” shall mean (1) willful misconduct in connection with your employment or willful failure to perform your responsibilities in the best interests of the Company, as determined by the Company; (2) conviction of, or plea of nolo contendre or guilty to, a felony under the laws of the United States or any State; (3) any act of fraud, theft, embezzlement or other material dishonesty by you which harmed the Company; (4) intentional violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company, or (5) repeated failure to perform your duties and obligations of your position with the Company which failure is not cured within 30 days after notice of such failure from the Company to you.

Expected Start Date:	September 12, 2011

Please understand that your employment with Carbonite is for no specified period of time and constitutes “at-will” employment. As a result, you are free to resign at any time, for any reason or for no reason, with or without notice. Similarly, Carbonite is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.
The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. This offer is also contingent on the approval of the Company’s board of directors’ compensation committee.
For purposes of federal immigration law, you will be required to provide to Carbonite documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to Carbonite within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
Like all Carbonite employees, you will be required, as a condition of your employment with Carbonite, to sign, on or before your first day of employment, the Company’s Confidentiality, Invention Assignment and Non-Competition Agreement. Please retain a signed copy for your files.
We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or that may limit the manner in which you may be employed.
You agree that, during the term of your employment with Carbonite, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Carbonite is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Carbonite.
To indicate your acceptance of this offer, please sign and date the attached Acceptance and Acknowledgement and return it to me. This letter, along with the Carbonite Confidentiality, Invention Assignment and Non-Competition Agreement, set forth the terms of your employment with Carbonite and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Chief Executive Officer or Chief Financial Officer of Carbonite and by you.
This offer will expire at August 12, 2011.
We are pleased to welcome you to the Carbonite team and look forward to a mutually beneficial relationship.
Sincerely,
/s/ David Friend

CARBONITE, INC.
David Friend, Chief Executive Officer
Enclosures

ACCEPTANCE AND ACKNOWLEDGMENT
I accept the offer of employment from Carbonite as set forth in the offer letter dated August 11, 2011. I understand and acknowledge that my employment with Carbonite is for no particular term or duration and at all times is at-will, meaning that I, or Carbonite, may terminate the employment relationship at any time, with or without cause and with or without prior notice. Additionally, I acknowledge that the Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees, and that my job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.
I understand and agree that the terms and conditions set forth in the offer letter represent the entire agreement between Carbonite and me superseding all prior negotiations and agreements, whether written or oral. I understand that the terms and conditions described in the offer letter, along with the Carbonite Confidentiality, Invention Assignment and Non-Competition Agreement are the terms and conditions of my employment. No one other than Carbonite’s Chief Executive Officer or Chief Financial Officer is authorized to sign any employment or other agreement which modifies the terms of the offer letter and Carbonite’s Confidentiality, Invention Assignment and Non-Competition Agreement, and any such modification must be in writing and signed by either such executive. In addition, I understand that any promotion, increase in compensation and/or offer regarding other positions must be in writing and signed by my manager and the appropriate individual in the Human Resources Department. I understand that Carbonite may, in its sole discretion, modify salary and benefits as well as other plans and programs from time to time as it deems necessary.
Signature: /s/ Oussama El-Hilali
Printed Name: Oussama El-Hilali
Date: August 12, 2011

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